EXHIBIT 10.54

FORBEARANCE AGREEMENT

         AGREEMENT made this 2nd day of July, 2002, by and among NOVAEON, INC., a Delaware corporation (“Novaeon”), ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation (“Anchor”), and SPECTRUM MANAGED CARE OF CALIFORNIA, INC., a Delaware corporation (“Spectrum”).

WITNESSETH

         WHEREAS, on or about January 12, 2001, Novaeon and Anchor entered into an Asset Purchase Agreement providing, inter alia, for the sale of substantially all of the assets of Novaeon to Anchor; and

         WHEREAS, on or about January 12, 2001, and pursuant to said Asset Purchase Agreement, Anchor executed and delivered to Novaeon its Adjustable Contingent Promissory Note (the “Note”) in the maximum principal amount of $3,500,000.00; and

         WHEREAS, Novaeon and Anchor mutually acknowledge and agree that, pursuant to paragraph 1 of the Note, the principal balance of the Note has been adjusted and reduced to $500,000 based on Spectrum’s revenues for the calendar year 2001; and

         WHEREAS, Anchor is presently in default under the Note for failure to pay the amounts due thereunder to Novaeon; and

         WHEREAS, Anchor and Novaeon have agreed to extend the date for payment of the Note under the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

       1.   Incorporation of Recitals.   The recitals set forth in the preamble to this Agreement are hereby incorporated herein by reference, made a part hereof and acknowledged by the parties hereto to be true and correct as of the date of this Agreement.

         2.   Adjustment of Principal Balance of Note and Acknowledgement of Payments.   Novaeon and Anchor hereby acknowledge and agree that, as of April 30, 2002, there was due and owing to Novaeon under the Note $500,000 plus $51,945 interest thereon, and that said amounts were owed as of said date without defense, set off, counterclaim, discount or discharge. Since April 30, 2002, an additional $3,333 of interest has accrued on the Note, and Anchor has paid Novaeon $97,926 on account of its obligations under the Note, thereby leaving a balance due of $457,352 as of June 1, 2002

         3.   Payments.   Commencing July 1, 2002, and continuing on the first day of each month thereafter for a period of 11 additional months through and including June 1, 2003, Anchor shall make equal payments of principal and interest on the Note, at the rate of 8% per annum, in the amount of $39,784.42.

         4.   Financial Statements.   Novaeon hereby acknowledges receipt of Anchor’s audited financial statements for the calendar year 2001, certified in accordance with generally accepted accounting principles consistently applied by its regularly retained independent accountant. Novaeon further acknowledges that such statements support the reduction of of the principal balance of the Note pursuant to paragraph 2 based on Spectrum’s 2001 revenues.

         5.   Liability of Spectrum.   In order to induce Novaeon to enter into this Agreement, Spectrum, representing that it is an affiliate and subsidiary of Anchor and that it is the party that is continuing the business and operating the assets heretofore owned and operated by Novaeon, covenants and agrees to be jointly and severally liable with Anchor on the obligations to Novaeon represented by the Note, to the same extent and in the same manner as if Spectrum were an original signatory to the Note.

         6.   Forbearance.   Provided that Anchor and Spectrum timely make all the payments required by this Agreement, Novaeon will forbear until June 2, 2003 from exercising its rights under the Note, this Agreement and all documents executed by Anchor in connection therewith.

         7.   No Modification.   Except as amended hereby, all terms and conditions of the Note evidencing the obligations of Anchor to Novaeon and any and all other agreements and documents executed by Anchor or its affiliates in connection with the relationship between Anchor and Novaeon are and shall remain unmodified and in full force and effect. Except as amended hereby, nothing herein contained shall alter, impair or diminish the validity and efficacy of any right, remedy, power or privilege now held by Novaeon in connection with the Note.

         8.   Default.    A default by Anchor or Spectrum under this Agreement shall be considered a default under the Note.

         9.   Release of Novaeon.   To the extent that Anchor and Spectrum, or either of them, may have claimed or could in the future claim that Novaeon has heretofore breached any terms of any instrument or document referred to herein, or that Novaeon has heretofore breached any duty owed to Anchor and Spectrum, or either of them, at common law or pursuant to any statute or contract, Anchor and Spectrum each hereby waives, releases and forever discharges Novaeon from any such breach or claim.

         10.   Bankruptcy.   In the event that Anchor and Spectrum, or either of them, shall file for protection under the United States Bankruptcy Code and by virtue thereof any amounts paid to

Novaeon as described herein are recovered as preferences, Novaeon’s forbearance covenant hereunder shall become null and void, and the obligations of Anchor to Novaeon shall remain as they existed prior to the date of this Agreement; provided, however, that the adjustment to the principal balance of the Note set forth in paragraph 2 herein shall remain in full force and effect and, to the extent any amounts paid to Novaeon pursuant to the Note are retained by Novaeon, Anchor and Spectrum shall be entitled to a credit under the Note for the amounts paid to and retained by Novaeon.

         11.   Amendment and Waiver.   This Agreement may be amended and any provisions hereof waived only in writing executed by the parties hereto. A waiver by Novaeon of any breach or failure to enforce any and all of the terms or conditions of this Agreement shall not in any way affect, limit or waive Novaeon’s rights hereunder at any time to enforce strict compliance thereafter with any term or condition of this Agreement. No partial or single exercise of any rights under this Agreement shall constitute a waiver of that or any other right, unless expressly provided herein.

         12.   Governing Law.   The interpretation and construction of this Agreement and all matters relating hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         13.   Notices.   Any payment, document, notice or other communication required or permitted to be delivered or given hereunder shall be given by FedEx or such other nationally recognized courier service providing acknowledgement of receipt, addressed to the party to be notified as follows:

If to Anchor or Spectrum:	Kevin P. Jasper, Esquire Executive Vice President Anchor Pacific Underwriters, Inc. 610 West Ash Street Suite 1500 San Diego, CA 92101

If to Novaeon:	Alan R. Gordon, Esquire Pelino & Lentz, P.C. One Liberty Place Thirty-Second Floor Philadelphia, PA 19103-7393

With a copy to:	Paul J. Winterhalter, Esquire DiDonato & Winterhalter, P.C. 1818 Market Street, Suite 3520 Philadelphia, PA 19103-3629

Any party many change its address by giving notice of such change in conformity with the provisions of this Section.

         14.   Binding Effect.   This Agreement shall inure to the benefit of and shall be binding upon the parties hereto as well their successors and assigns. This Agreement constitutes the entire agreement among the parties with respect to the subject matter contained herein and supercedes all prior and contemporaneous oral and written communications and agreements with respect thereto.

         15.   Headings.   Headings of paragraphs shall be deemed to be included for purposes of convenience only and shall not affect the interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.

ANCHOR PACIFIC UNDERWRITERS, INC.

By:	/s/ Kevin Jasper

Title:	Executive Vice President

SPECTRUM MANAGED CARE OF CALIFORNIA, INC.

By:	/s/ Kevin Jasper

Title:	Executive Vice President

NOVAEON, INC.

By:	/s/ Leo R. Hamilton

Title:	CEO

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